Exhibit 5.1

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

May 4, 2015

A. Schulman, Inc.

3637 Ridgewood Road

Fairlawn, Ohio 44333

Re: 125,000 Shares of 6.00% Cumulative Perpetual Convertible Special Stock,

without par value, of A. Schulman, Inc.

Ladies and Gentlemen:

We have acted as counsel for A. Schulman, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of 125,000 shares (the “Special Shares”) of the Company’s 6.00% Cumulative Perpetual Convertible Special Stock, without par value, pursuant to an Underwriting Agreement, dated as of April 28, 2015 (the “Underwriting Agreement”), among the Company, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as representatives of the several underwriters named in Schedule 1 thereto.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Special Shares, upon their issuance and sale in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2. The shares of common stock, par value $1.00 per share (the “Common Shares” and, together with the Special Shares, the “Securities”), of the Company initially issuable upon conversion of the Special Shares pursuant to the Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), when they are issued upon conversion of the Special Shares pursuant to the terms of the Certificate of Incorporation, will be validly issued, fully paid and nonassessable.

In rendering the opinions above, we have assumed that the resolutions authorizing the Company to issue and deliver the Common Shares upon conversion of the Special Shares will be in full force and effect at all times at which the Common Shares are issued and delivered by the Company.

The opinions expressed herein are limited to the laws of the State of Delaware and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-203670) (the “Registration Statement”), filed by the Company to effect the registration of the Securities under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of

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A. Schulman, Inc. May 4, 2015 Page 2

persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day